Exhibit 99.1
SeaSpine Announces Fourth Quarter and Full-Year 2018 Results and
Reaffirms 2019 Revenue Guidance

CARLSBAD, CA (February 27, 2019) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the three-months and full-year ended December 31, 2018 and reaffirmed revenue guidance for 2019.

Summary Fourth Quarter 2018 Financial Results and Recent Accomplishments

•	Revenue of $38.0 million, an increase of 12% year-over-year

•	U.S. revenue of $34.0 million, an increase of 9% year-over-year

◦	U.S. Orthobiologics revenue of $18.2 million, an increase of 10% year-over-year

◦	U.S. Spinal Implants revenue of $15.8 million, an increase of 8% year-over-year

•	International revenue of $4.0 million, an increase of 45% year-over-year

•	Initiated preliminary launch of the Mariner Cortical System, a procedural-specific solution for the less invasive, midline cortical approach

•	Raised $54 million of net proceeds in October from an underwritten public offering of 3.7 million shares of common stock

“During 2018, we delivered on our commitment to accelerate revenue growth, with both the U.S. spinal implants and orthobiologics portfolios increasing more than 10% in the second half of the year,” said Keith Valentine, President and Chief Executive Officer. “Looking ahead, we are confident that we are well positioned to continue to take market share and to deliver cost effective procedural solutions to surgeons and hospitals to improve the quality of patient lives.”

Fourth Quarter 2018 Financial Results
Revenue for the fourth quarter of 2018 totaled $38.0 million, an increase of 12% compared to the same period of the prior year. U.S. revenue was $34.0 million, a 9% increase compared to the same period of the prior year. The increase in U.S. revenue was driven by both the spinal implants and orthobiologics portfolios. International revenue was $4.0 million, a 45% increase compared to the same period of the prior year. The increase in international revenue was driven primarily by a recently added spinal implants distributor in Australia.

Orthobiologics revenue totaled $20.2 million, a 12% increase compared to the fourth quarter of 2017. The increase in orthobiologics revenue was driven primarily by growth in recently launched products, led by the OsteoStrand™ Plus product, and increased sales of existing demineralized bone matrix products to new customers.

Spinal implants revenue totaled $17.9 million, a 12% increase compared to the fourth quarter of 2017. The increase in spinal implant revenue was driven by growth in recently launched products,

led primarily by the Shoreline and Mariner systems and by the Company's expanded NanoMetalene portfolio, and strong international growth, particularly in Australia.

Gross margin for the fourth quarter of 2018 was 60.6%, compared to 63.3% for the same period in 2017. The decrease in gross margin was due to higher orthobiologics manufacturing scrap rates and other inefficiencies associated with the production ramp up of recently launched products, which were partially offset by lower raw material costs for orthobiologics products manufactured at the Company’s Irvine, California facility.

Operating expenses for the fourth quarter of 2018 totaled $32.5 million, compared to $29.2 million for the same period of the prior year. The $3.4 million increase was driven primarily by higher selling, general and administrative expenses, including cash and stock-based compensation, a $0.5 million impairment charge recorded against obsolete spinal instrumentation, and the impact of a $1.5 million non-cash gain recorded in the fourth quarter of 2017 related to the release of a foreign capital tax liability based on the passage of the statute of limitations. The increase was offset by a $0.9 million non-cash gain recorded in the fourth quarter of 2018 related to a decrease in the fair value of NLT contingent consideration liabilities.

Net loss for the fourth quarter of 2018 was $9.5 million, compared to a net loss of $7.5 million for the fourth quarter of 2017.

Cash, cash equivalents and investments at December 31, 2018 totaled $54.0 million, and the Company had no amounts outstanding under its credit facility.

2018 Financial Results
Revenue for the year ended December 31, 2018 totaled $143.4 million, an increase of 9% compared to the prior year. U.S. revenue was $127.9 million, an 8% increase compared to the prior year. Orthobiologics revenue totaled $75.3 million, a 9% increase compared to the prior year. Spinal implant revenue totaled $68.1 million, a 9% increase compared to the prior year.

Gross margin for 2018 was 61.0%, compared to 60.7% for 2017. The increase in gross margin was mainly driven by lower raw material costs for orthobiologics products manufactured at the Company's Irvine facility, and by lower provisions for excess and obsolete inventory in 2018. These reductions were partially offset by higher orthobiologics manufacturing scrap rates and other inefficiencies associated with the production ramp up of recently launched products.

Operating expenses for 2018 totaled $120.6 million, compared to $112.7 million for 2017. The $7.9 million increase was driven primarily by higher selling, general and administrative expenses, including cash and stock-based compensation, selling commissions, tradeshows and other promotional meetings, a $0.5 million impairment charge recorded against obsolete spinal instrumentation, and the impact of a $1.5 million non-cash gain recorded in 2017 related to the release of a foreign capital tax liability based on the passage of the statute of limitations. These increases were offset by $0.9 million of additional non-cash gains recorded in 2018 compared to 2017 related to a decrease in the fair value of NLT contingent consideration liabilities.

Net loss for 2018 was $33.5 million, compared to a net loss of $32.1 million for 2017.

2019 Financial Outlook

SeaSpine continues to expect revenue for the full-year 2019 to be in the range of $152 million to $156 million, reflecting growth of 6% to 9% over full-year 2018 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 7765627. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s position to continue to take market share and deliver cost-effective procedural solutions to surgeons and hospitals and to improve the quality of patient lives; and the Company’s expectations for full-year 2019 revenue. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-quality distributors; continued pricing pressure and exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total revenue, net	$38,025	$33,982	$143,443	$131,814
Cost of goods sold	14,983	12,484	55,969	51,826
Gross profit	23,042	21,498	87,474	79,988
Operating expenses:
Selling, general and administrative	28,447	25,410	105,387	97,303
Research and development	3,275	2,952	12,058	12,180
Intangible amortization	792	792	3,168	3,168
Total operating expenses	32,514	29,154	120,613	112,651
Operating loss	(9,472)	(7,656)	(33,139)	(32,663)
Other (income) expense net	(71)	(43)	256	(430)
Loss before income taxes	(9,401)	(7,613)	(33,395)	(32,233)
Provision (benefit) for income taxes	125	(106)	129	(118)
Net loss	$(9,526)	$(7,507)	$(33,524)	$(32,115)
Net Loss per share, basic and diluted	$(0.53)	$(0.56)	$(2.18)	$(2.58)
Weighted average shares used to compute basic and diluted net loss per share	17,939	13,413	15,358	12,426

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2018	December 31, 2017

Cash and cash equivalents	$24,233	$10,788
Short-term investments	29,800	—
Trade accounts receivable, net	20,335	21,872
Inventories	42,742	41,721

Total current liabilities	26,546	23,157
Total stockholders' equity	142,085	105,653